Exhibit 99.1
HCA HEALTHCARE, INC.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
HCA Healthcare, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of HCA Healthcare, Inc. (the Company) as of December 31, 2022 and 2021, the related consolidated statements of income, comprehensive income, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 17, 2023 expressed an unqualified opinion thereon.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue Recognition

Description of the Matter
For the year ended December 31, 2022, the Company’s revenues were $60.233 billion. As discussed in Note 1 to the consolidated financial statements, revenues are based upon the estimated amounts the Company expects to be entitled to receive from patients and third-party payers. Estimates of contractual allowances under managed care and commercial insurance plans are based upon the payment terms specified in the related contractual agreements. Management continually reviews the contractual allowances estimation process to consider and incorporate updates to laws and regulations and the frequent changes in managed care contractual terms resulting from contract renegotiations and renewals. Revenues related to uninsured patients and uninsured copayment and deductible amounts for patients who have health care coverage may have discounts applied (uninsured discounts and contractual discounts). The Company also records estimated implicit price concessions (based primarily on historical collection experience) related to uninsured accounts to record these revenues and accounts receivable at the estimated amounts the Company expects to collect. The primary collection risks relate to uninsured patient accounts, including amounts owed from patients after insurance has paid the amounts covered by the applicable agreement. Implicit price concessions relate primarily to amounts due directly from patients and are based upon management’s assessment of historical write-offs and expected net collections, business and economic conditions, trends in federal, state and private employer health care coverage and other collection indicators.

Auditing management’s estimates of contractual allowances and implicit price concessions was complex and judgmental due to the significant data inputs and subjective assumptions utilized in determining related amounts.

How We Addressed the Matter in Our Audit
We tested internal controls that address the risks of material misstatement related to the measurement and valuation of revenues, including estimation of contractual allowances and implicit price concessions. For example, we tested management’s internal controls over the key data inputs to the contractual allowance and implicit price concession models, significant assumptions underlying management’s models, and management’s internal controls over retrospective reviews of historical reserve accuracy.

To test the estimated contractual allowances and implicit price concessions, we performed audit procedures that included, among others, assessing methodologies and evaluating the significant assumptions discussed above and testing the completeness and accuracy of the underlying data used by the Company in its estimates. We compared the significant assumptions used by management to current industry and economic trends and considered changes, if any, to the Company’s business and other relevant factors. We also assessed the historical accuracy of management’s estimates as a source of potential corroborative or contrary evidence.

Professional Liability Claims

Description of the Matter
At December 31, 2022, the Company’s reserves for professional liability risks were $2.043 billion and the Company’s related provision for losses for the year ended December 31, 2022 was $517 million. As discussed in Note 1 to the consolidated financial statements, reserves for professional liability risks represent the estimated ultimate net cost of all reported and unreported losses incurred and unpaid through the consolidated balance sheet date. Management estimates professional liability reserves and provisions for losses using individual case-basis valuations and actuarial analyses. Trends in the average frequency (number of claims) and ultimate average severity (cost per claim) of claims are significant assumptions in estimating the reserves.

Auditing management’s professional liability claims reserves was complex and judgmental due to the significant estimations required in determining the reserves, particularly the actuarial methodology and assumptions related to the severity and frequency of claims.

How We Addressed the Matter in Our Audit
We tested management’s internal controls that address the risks of material misstatement over the Company’s professional liability claims reserves estimation process. For example, we tested internal controls over management’s review of the actuarial methodology and significant assumptions, and the completeness and accuracy of claims data supporting the recorded reserves.

To test the Company’s determination of the estimated professional liability expense and reserves, we performed audit procedures that included, among others, testing the completeness and accuracy of underlying claims data used by the Company and its actuaries in its determination of reserves and reviewing the Company’s insurance contracts by policy year to validate self-insured limits, deductibles and coverage limits. Additionally, with the involvement of our actuarial specialists, we performed audit procedures that included, among others, assessing the actuarial valuation methodologies utilized by management and its actuaries, testing the significant assumptions including consideration of Company-specific claim reporting and payment data, assessing the accuracy of management’s historical reserve estimates, and developing an independent range of reserves for comparison to the Company’s recorded amounts.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 1994.
Nashville, Tennessee
February 17, 2023, except for Note 13, as to which the date is May 26, 2023

HCA HEALTHCARE, INC.
CONSOLIDATED INCOME STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2021 AND 2020
(Dollars in millions, except per share amounts)

	2022	2021	2020
Revenues	$60,233	$58,752	$51,533

Salaries and benefits	27,685	26,779	23,874
Supplies	9,371	9,481	8,369
Other operating expenses	11,155	9,961	9,307
Equity in earnings of affiliates	(45)	(113)	(54)
Depreciation and amortization	2,969	2,853	2,721
Interest expense	1,741	1,566	1,584
Losses (gains) on sales of facilities	(1,301)	(1,620)	7
Losses on retirement of debt	78	12	295

	51,653	48,919	46,103

Income before income taxes	8,580	9,833	5,430
Provision for income taxes	1,746	2,112	1,043

Net income	6,834	7,721	4,387
Net income attributable to noncontrolling interests	1,191	765	633

Net income attributable to HCA Healthcare, Inc.	$5,643	$6,956	$3,754

Per share data:
Basic earnings per share	$19.43	$21.52	$11.10
Diluted earnings per share	$19.15	$21.16	$10.93
Shares used in earnings per share calculations (in millions):
Basic	290.348	323.315	338.274
Diluted	294.666	328.752	343.605
The accompanying notes are an integral part of the consolidated financial statements.

HCA HEALTHCARE, INC.
CONSOLIDATED COMPREHENSIVE INCOME STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2021 AND 2020
(Dollars in millions)

	2022	2021	2020
Net income	$6,834	$7,721	$4,387
Other comprehensive income (loss) before taxes:
Foreign currency translation	(111)	(9)	18

Unrealized gains (losses) on available-for-sale securities	(55)	(16)	14
Losses included in other operating expenses	1	—	—

	(54)	(16)	14

Defined benefit plans	49	87	(71)
Pension costs included in salaries and benefits	9	28	28

	58	115	(43)

Change in fair value of derivative financial instruments	6	1	(66)
Interest costs included in interest expense	2	37	24

	8	38	(42)

Other comprehensive income (loss) before taxes	(99)	128	(53)
Income taxes (benefits) related to other comprehensive income items	(13)	30	(11)

Other comprehensive income (loss)	(86)	98	(42)

Comprehensive income	6,748	7,819	4,345
Comprehensive income attributable to noncontrolling interests	1,191	765	633

Comprehensive income attributable to HCA Healthcare, Inc.	$5,557	$7,054	$3,712

The accompanying notes are an integral part of the consolidated financial statements.

HCA HEALTHCARE, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2022 AND 2021
(Dollars in millions)

	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$908	$1,451
Accounts receivable	8,891	8,095
Inventories	2,068	1,986
Other	1,776	2,010

	13,643	13,542

Property and equipment, at cost:
Land	2,799	2,496
Buildings	20,221	19,211
Equipment	29,981	28,256
Construction in progress	1,756	1,387

	54,757	51,350
Accumulated depreciation	(29,182)	(27,287)

	25,575	24,063

Investments of insurance subsidiaries	381	438
Investments in and advances to affiliates	823	448
Goodwill and other intangible assets	9,653	9,540
Right-of-use operating lease assets	2,065	2,113
Other	298	598

	$52,438	$50,742

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$4,239	$4,111
Accrued salaries	1,712	1,912
Other accrued expenses	3,581	3,322
Long-term debt due within one year	370	237

	9,902	9,582

Long-term debt, less debt issuance costs and discounts of $301 and $248	37,714	34,342
Professional liability risks	1,528	1,514
Right-of-use operating lease obligations	1,752	1,755
Income taxes and other liabilities	1,615	2,060

Stockholders’ equity (deficit):
Common stock $0.01 par; authorized 1,800,000,000 shares; outstanding 277,378,300 shares — 2022 and 305,476,800 shares — 2021	3	3
Accumulated other comprehensive loss	(490)	(404)
Retained deficit	(2,280)	(532)

Stockholders’ deficit attributable to HCA Healthcare, Inc.	(2,767)	(933)
Noncontrolling interests	2,694	2,422

	(73)	1,489

	$52,438	$50,742

The accompanying notes are an integral part of the consolidated financial statements.

HCA HEALTHCARE, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2022, 2021 AND 2020
(Dollars in millions, except per share amounts)

	Equity (Deficit) Attributable to HCA Healthcare, Inc.						Total
	Common Stock		Capital in Excess of Par Value	Accumulated Other Comprehensive Loss	Retained Earnings (Deficit)	Equity Attributable to Noncontrolling Interests
	Shares (in millions)	Par Value
Balances, December 31, 2019	338.446	$3	$—	$(460)	$(2,351)	$2,243	$(565)
Comprehensive income (loss)				(42)	3,754	633	4,345
Repurchase of common stock	(3.287)				(441)		(441)
Share-based benefit plans	4.267		300		(35)		265
Cash dividends declared ($0.43 per share)					(150)		(150)
Distributions						(626)	(626)
Other			(6)			70	64

Balances, December 31, 2020	339.426	3	294	(502)	777	2,320	2,892
Comprehensive income				98	6,956	765	7,819
Repurchase of common stock	(37.812)		(578)		(7,637)		(8,215)
Share-based benefit plans	3.863		280				280
Cash dividends declared ($1.92 per share)					(628)		(628)
Distributions						(749)	(749)
Other			4			86	90

Balances, December 31, 2021	305.477	3	-	(404)	(532)	2,422	1,489
Comprehensive income (loss)				(86)	5,643	1,191	6,748
Repurchase of common stock	(30.747)		(264)		(6,736)		(7,000)
Share-based benefit plans	2.648		282				282
Cash dividends declared ($2.24 per share)					(655)		(655)
Distributions						(1,025)	(1,025)
Other			(18)			106	88

Balances, December 31, 2022	277.378	$3	$—	$(490)	$(2,280)	$2,694	$(73)

The accompanying notes are an integral part of the consolidated financial statements.

HCA HEALTHCARE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2021 AND 2020
(Dollars in millions)

	2022	2021	2020
Cash flows from operating activities:
Net income	$6,834	$7,721	$4,387
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(797)	(962)	327
Inventories and other assets	(59)	(540)	(304)
Accounts payable and accrued expenses	(296)	999	1,255
Depreciation and amortization	2,969	2,853	2,721
Income taxes	571	(70)	41
Losses (gains) on sales of facilities	(1,301)	(1,620)	7
Losses on retirement of debt	78	12	295
Amortization of debt issuance costs	29	27	30
Share-based compensation	341	440	362
Other	153	99	111

Net cash provided by operating activities	8,522	8,959	9,232

Cash flows from investing activities:
Purchase of property and equipment	(4,395)	(3,577)	(2,835)
Acquisition of hospitals and health care entities	(224)	(1,105)	(568)
Sales of hospitals and health care entities	1,237	2,160	68
Change in investments	14	(117)	(20)
Other	(21)	(4)	(38)

Net cash used in investing activities	(3,389)	(2,643)	(3,393)

Cash flows from financing activities:
Issuances of long-term debt	5,997	4,344	2,700
Net change in revolving credit facilities	120	2,780	(2,480)
Repayment of long-term debt	(2,830)	(3,869)	(3,437)
Distributions to noncontrolling interests	(1,025)	(749)	(626)
Payment of debt issuance costs	(53)	(38)	(35)
Payment of dividends	(653)	(624)	(153)
Repurchase of common stock	(7,000)	(8,215)	(441)
Other	(212)	(284)	(205)

Net cash used in financing activities	(5,656)	(6,655)	(4,677)

Effect of exchange rate changes on cash and cash equivalents	(20)	(3)	10

Change in cash and cash equivalents	(543)	(342)	1,172
Cash and cash equivalents at beginning of period	1,451	1,793	621

Cash and cash equivalents at end of period	$908	$1,451	$1,793

Interest payments	$1,662	$1,502	$1,607
Income tax payments, net	$1,175	$2,182	$1,002
The accompanying notes are an integral part of the consolidated financial statements.

HCA HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — ACCOUNTING POLICIES
Reporting Entity
HCA Healthcare, Inc. is a holding company whose affiliates own and operate hospitals and related health care entities. The term “affiliates” includes direct and indirect subsidiaries of HCA Healthcare, Inc. and partnerships and joint ventures in which such subsidiaries are partners. At December 31, 2022 these affiliates owned and operated 182 hospitals, 126 freestanding surgery centers, 21 freestanding endoscopy centers and provided extensive outpatient and ancillary services. HCA Healthcare, Inc.’s facilities are located in 20 states and England. The terms “Company,” “HCA,” “we,” “our” or “us,” as used herein and unless otherwise stated or indicated by context, refer to HCA Healthcare, Inc. and its affiliates. The terms “facilities” or “hospitals” refer to entities owned and operated by affiliates of HCA and the term “employees” refers to employees of affiliates of HCA.
Basis of Presentation
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
The consolidated financial statements include all subsidiaries and entities controlled by HCA. We generally define “control” as ownership of a majority of the voting interest of an entity. The consolidated financial statements include entities in which we absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. The accounts of acquired entities are included in our consolidated financial statements for periods subsequent to our acquisition of controlling interests. Significant intercompany transactions have been eliminated. Investments in entities we do not control, but in which we have a substantial ownership interest and can exercise significant influence, are accounted for using the equity method.
The majority of our expenses are “cost of revenue” items. Costs that could be classified as general and administrative include our corporate office costs, which were $378 million, $400 million and $416 million for the years ended December 31, 2022, 2021 and 2020, respectively.
COVID-19
We believe the extent of
COVID-19’s
impact on our operating results and financial condition has been and could continue to be driven by many factors, most of which are beyond our control and ability to forecast. Because of these uncertainties, we cannot estimate how long or to what extent
COVID-19
will impact our operations.
Revenues
Our revenues generally relate to contracts with patients in which our performance obligations are to provide health care services to the patients. Revenues are recorded during the period our obligations to provide health care services are satisfied. Our performance obligations for inpatient services are generally satisfied over periods that average approximately five days, and revenues are recognized based on charges incurred in relation to total expected charges. Our performance obligations for outpatient services are generally satisfied over a period of less than one day. The contractual relationships with patients, in most cases, also involve a third-party payer (Medicare, Medicaid, managed care health plans and commercial insurance companies, including plans offered through the health insurance exchanges) and the transaction prices for the services provided are dependent upon the terms provided by (Medicare and Medicaid) or negotiated with (managed care health plans and commercial insurance companies) the third-party payers. The payment arrangements with third-party payers for the services we provide to the related patients typically specify payments at amounts less than our standard charges. Medicare generally pays for inpatient and outpatient services at prospectively determined rates based on clinical, diagnostic and other factors. Services provided to patients having Medicaid coverage are generally paid at prospectively determined rates per discharge, per identified service or per covered member. Agreements with commercial insurance carriers, managed care and preferred provider organizations generally provide for payments based upon predetermined rates per diagnosis, per diem rates or discounted fee-for-service
rates. Management continually reviews the contractual estimation process to consider and incorporate updates to laws and regulations and the frequent changes in managed care contractual terms resulting from contract renegotiations and renewals.

HCA HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1 — ACCOUNTING POLICIES (continued)

Revenues (continued)

Our revenues are based upon the estimated amounts we expect to be entitled to receive from patients and third-party payers. Estimates of contractual adjustments under managed care and commercial insurance plans are based upon the payment terms specified in the related contractual agreements. Revenues related to uninsured patients and uninsured copayment and deductible amounts for patients who have health care coverage may have discounts applied (uninsured discounts and contractual discounts). We also record estimated implicit price concessions (based primarily on historical collection experience) related to uninsured accounts to record these revenues at the estimated amounts we expect to collect. Our revenues by primary third-party payer classification and other (including uninsured patients) for the years ended December 31, are summarized in the following table (dollars in millions):

	Years Ended December 31,
	2022	Ratio	2021	Ratio	2020	Ratio
Medicare	$10,447	17.3%	$10,447	17.8%	$10,420	20.2%
Managed Medicare	9,201	15.3	8,424	14.3	6,997	13.6
Medicaid	2,636	4.4	2,290	3.9	1,965	3.8
Managed Medicaid	3,998	6.6	3,124	5.3	2,621	5.1
Managed care and other insurers	29,120	48.3	30,295	51.6	26,535	51.5
International (managed care and other insurers)	1,317	2.2	1,336	2.3	1,120	2.2
Other	3,514	5.9	2,836	4.8	1,875	3.6

Revenues	$60,233	100.0%	$58,752	100.0%	$51,533	100.0%

Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. Estimated reimbursement amounts are adjusted in subsequent periods as cost reports are prepared and filed and as final settlements are determined (in relation to certain government programs, primarily Medicare, this is generally referred to as the “cost report” filing and settlement process). The adjustments to estimated Medicare and Medicaid reimbursement and disproportionate-share amounts, related primarily to cost reports filed during the respective year, resulted in net increases to revenues of $56 million, $53 million and $70 million in 2022, 2021 and 2020, respectively. The adjustments to estimated reimbursement amounts related primarily to cost reports filed during previous years resulted in a net increase to revenues of $42 million in 2022, a net increase to revenues of $19 million in 2021 and a net reduction to revenues of $5 million in 2020.
The Emergency Medical Treatment and Labor Act (“EMTALA”) requires any hospital participating in the Medicare program to conduct an appropriate medical screening examination of every person who presents to the hospital’s emergency room for treatment and, if the individual is suffering from an emergency medical condition, to either stabilize the condition or make an appropriate transfer of the individual to a facility able to handle the condition. The obligation to screen and stabilize emergency medical conditions exists regardless of an individual’s ability to pay for treatment. Federal and state laws and regulations require, and our commitment to providing quality patient care encourages, us to provide services to patients who are financially unable to pay for the health care services they receive.
Patients treated at hospitals for
non-elective
care, who have income at or below 400% of the federal poverty level, are eligible for charity care, and we limit the patient responsibility amounts for these patients to a percentage of their annual household income, computed on a sliding scale based upon their annual income and the applicable percentage of the federal poverty level. Patients treated at hospitals for non-elective
care, who have income above 400% of the federal poverty level, are eligible for certain other discounts which limit the patient responsibility amounts for these patients to a percentage of their annual household income, computed on a sliding scale based upon their annual income and the applicable percentage of the federal poverty level. We apply additional discounts to limit patient responsibility for certain emergency services. The federal poverty level is established by the federal government and is based on income and family size. Because we do not pursue collection of amounts determined to qualify as charity care, they are not reported in revenues. We provide discounts to uninsured patients who do not qualify for Medicaid or charity care. We may attempt to provide assistance to uninsured patients to help determine whether they may qualify for Medicaid, other federal or state assistance, or charity care. If an uninsured patient does not qualify for these programs, the uninsured discount is applied.

HCA HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1 — ACCOUNTING POLICIES (continued)

Revenues (continued)

The collection of outstanding receivables from Medicare, Medicaid, managed care payers, other third-party payers and patients is our primary source of cash and is critical to our operating performance. The primary collection risks relate to uninsured patient accounts, including patient accounts for which the primary insurance carrier has paid the amounts covered by the applicable agreement, but patient responsibility amounts (deductibles and copayments) remain outstanding. Implicit price concessions relate primarily to amounts due directly from patients. Estimated implicit price concessions are recorded for all uninsured accounts, regardless of the age of those accounts. Accounts are written off when all reasonable collection efforts have been performed.
The estimates for implicit price concessions are based upon management’s assessment of historical writeoffs and expected net collections, business and economic conditions, trends in federal, state and private employer health care coverage and other collection indicators. Management relies on the results of detailed reviews of historical writeoffs and collections at facilities that represent a majority of our revenues and accounts receivable (the “hindsight analysis”) as a primary source of information in estimating the collectability of our accounts receivable. We perform the hindsight analysis quarterly, utilizing rolling twelve-months accounts receivable collection and writeoff data. We believe our quarterly updates to the estimated implicit price concession amounts at each of our hospital facilities provide reasonable estimates of our revenues and valuations of our accounts receivable. These routine, quarterly changes in estimates have not resulted in material adjustments to the valuations of our accounts receivable or period-to-period
comparisons of our revenues. At December 31, 2022 and 2021, estimated implicit price concessions of $6.780 billion and $6.784 billion, respectively, had been recorded to adjust our revenues and accounts receivable to the estimated amounts we expect to collect.
To quantify the total impact of the trends related to uninsured patient accounts, we believe it is beneficial to view total uncompensated care, which is comprised of charity care, uninsured discounts and implicit price concessions. A summary of the estimated cost of total uncompensated care for the years ended December 31, follows (dollars in millions):

	2022	2021	2020
Patient care costs (salaries and benefits, supplies, other operating expenses and depreciation and amortization)	$51,180	$49,074	$44,271

Cost-to-charges ratio (patient care costs as percentage of gross patient charges)	11.0%	11.3%	12.0%

Total uncompensated care	$31,734	$29,642	$29,029
Multiply by the cost-to-charges ratio	11.0%	11.3%	12.0%

Estimated cost of total uncompensated care	$3,491	$3,350	$3,483

The total uncompensated care amounts include charity care of $13.615 billion, $13.644 billion and $13.763 billion for the years ended December 31, 2022, 2021 and 2020, respectively. The estimated cost of charity care was $1.498 billion, $1.542 billion and $1.652 billion for the years ended December 31, 2022, 2021 and 2020, respectively.
Cash and Cash Equivalents
Cash and cash equivalents include highly liquid investments with a maturity of three months or less when purchased. Our insurance subsidiaries’ cash equivalent investments in excess of the amounts required to pay estimated professional liability claims during the next twelve months are not included in cash and cash equivalents as these funds are not available for general corporate purposes. Carrying values of cash and cash equivalents approximate fair value due to the short-term nature of these instruments.
Our cash management system provides for daily investment of available balances and the funding of outstanding checks when presented for payment. Outstanding, but unpresented, checks totaling $656 million and $536 million at December 31, 2022 and 2021, respectively, have been included in “accounts payable” in the consolidated balance sheets. Upon presentation for payment, these checks are funded through available cash balances or our credit facility.

HCA HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1 — ACCOUNTING POLICIES (continued)

Accounts Receivable
We receive payments for services rendered from federal and state agencies (under the Medicare and Medicaid programs), managed care health plans, commercial insurance companies, employers and patients. We recognize that revenues and receivables from government agencies are significant to our operations, but do not believe there are significant credit risks associated with these government agencies. We do not believe there are any other significant concentrations of revenues from any particular payer that would subject us to any significant credit risks in the collection of our accounts receivable. Days revenues in accounts receivable were 53 days, 49 days and 45 days at December 31, 2022, 2021 and 2020, respectively. Changes in general economic conditions, patient accounting service center operations, payer mix, payer claim processing, or federal or state governmental health care coverage could affect our collection of accounts receivable, cash flows and results of operations.
Inventories
Inventories are stated at the lower of cost
(first-in,
first-out)
or market.
Property and Equipment
Depreciation expense, computed using the straight-line method, was $2.941 billion in 2022, $2.826 billion in 2021 and $2.693 billion in 2020. Buildings and improvements are depreciated over estimated useful lives ranging generally from 10 to 40 years. Estimated useful lives of equipment vary generally from four to 10 years.
When events, circumstances or operating results indicate the carrying values of certain property and equipment expected to be held and used might be impaired, we prepare projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value. Fair value may be estimated based upon internal evaluations that include quantitative analyses of revenues and cash flows, reviews of recent sales of similar assets and independent appraisals.
Property and equipment to be disposed of are reported at the lower of their carrying amounts or fair value less costs to sell or close. The estimates of fair value are usually based upon recent sales of similar assets and market responses based upon discussions with and offers received from potential buyers.
Investments of Insurance Subsidiaries
At December 31, 2022 and 2021, the investment securities held by our insurance subsidiaries were classified a
s
“available-for-sale”
as defined in Accounting Standards Codification (“ASC”) No. 320,
Investments — Debt Securities
and are recorded at fair value. The investment securities are held for the purpose of providing a funding source to pay liability claims covered by the insurance subsidiaries. We perform quarterly assessments of individual investment securities to determine whether declines in fair value are due to credit-related or noncredit-related factors. Our investment securities evaluation process involves subjective judgments, often involves estimating the outcome of future events, and requires a significant level of professional judgment in determining whether a credit-related impairment has occurred. We evaluate, among other things, the financial position and near term prospects of the issuer, conditions in the issuer’s industry, liquidity of the investment, changes in the amount or timing of expected future cash flows from the investment, and recent downgrades of the issuer by a rating agency, to determine if, and when, a decline in the fair value of an investment below amortized cost is considered to be a credit-related impairment. The extent to which the fair value of the investment is less than amortized cost and our ability and intent to retain the investment, to allow for any anticipated recovery of the investment’s fair value, are important components of our investment securities evaluation process.

HCA HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1 — ACCOUNTING POLICIES (continued)

Goodwill and Intangible Assets
Goodwill is not amortized but is subject to annual impairment tests. In addition to the annual impairment review, impairment reviews are performed whenever circumstances indicate a possible impairment may exist. Impairment testing for goodwill is done at the reporting unit level. Reporting units are one level below the business segment level, and our impairment testing is performed at the operating division level. We compare the fair value of the reporting unit assets to the carrying amount, on at least an annual basis, to determine if there is potential impairment. If the fair value of the reporting unit assets is less than their carrying value, an impairment loss is recognized. Fair value is estimated based upon internal evaluations of each reporting unit that include quantitative analyses of market multiples, revenues and cash flows and reviews of recent sales of similar facilities.
No
goodwill impairments were recognized during 2022, 2021 or 2020.
During 2022, goodwill increased by $262 million related to acquisitions and declined by $105 million related to foreign currency translation and other adjustments. During 2021, goodwill increased by $1.002 billion related to acquisitions and declined by $75 million related to foreign currency translation and other adjustments.
During 2022, identifiable intangible assets declined by $44 million due to amortization and other adjustments. During 2021, identifiable intangible assets increased by $60 million related to acquisitions and declined by $25 million due to amortization and other adjustments. Identifiable intangible assets with finite lives are amortized over estimated lives ranging generally from three to 10 years. The gross carrying amounts of amortizable identifiable intangible assets at both December 31, 2022 and 2021 were $274 million and accumulated amortization was $208 million and $175 million, respectively. The gross carrying amounts of indefinite-lived identifiable intangible assets at December 31, 2022 and 2021 were $293 million and $304 million, respectively. Indefinite-lived identifiable intangible assets are not amortized but are subject to annual impairment tests, and impairment reviews are performed whenever circumstances indicate a possible impairment may exist.
Debt Issuance Costs and Discounts
Debt issuance costs and discounts are amortized based upon the terms of the respective debt obligations. The gross carrying amounts of debt issuance costs and discounts at December 31, 2022 and 2021 were $496 million and $446 million, respectively, and accumulated amortization was $195 million and $198 million, respectively. Amortization of debt issuance costs and discounts is included in interest expense and was $29 million, $27 million and $30 million for 2022, 2021 and 2020, respectively.
Professional Liability Claims
Reserves for professional liability risks were $2.043 billion and $2.022 billion at December 31, 2022 and 2021, respectively. The current portion of the reserves, $515 million and $508 million at December 31, 2022 and 2021, respectively, is included in “other accrued expenses” in the consolidated balance sheets. Provisions for losses related to professional liability risks were $517 million, $453 million and $435 million for 2022, 2021 and 2020, respectively, and are included in “other operating expenses” in our consolidated income statements. Provisions for losses related to professional liability risks are based upon actuarially determined estimates. During 2022, 2021 and 2020, we recorded reductions to the provision for professional liability risks of $55 million, $87 million and $112 million, respectively, due to the receipt of updated actuarial information. Loss and loss expense reserves represent the estimated ultimate net cost of all reported and unreported losses incurred through the respective consolidated balance sheet dates. The reserves for unpaid losses and loss expenses are estimated using individual case-basis valuations and actuarial analyses. Those estimates are subject to the effects of trends in loss severity and frequency. The estimates are continually reviewed and adjustments are recorded as experience develops or new information becomes known. Adjustments to the estimated reserve amounts are included in current operating results. The reserves for professional liability risks cover approximately 2,000 and 2,100 individual claims at December 31, 2022 and 2021, respectively, and estimates for unreported potential claims. The time period required to resolve these claims can vary depending upon the jurisdiction and whether the claim is settled or litigated. During 2022 and 2021, $497 million and $384 million, respectively, of net payments were made for professional and general liability claims. The estimation of the timing of payments beyond a year can vary significantly. Although considerable variability is inherent in professional liability reserve estimates, we believe the reserves for losses and loss expenses are adequate; however, there can be no assurance the ultimate liability will not exceed our estimates.

HCA HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1 — ACCOUNTING POLICIES (continued)

Professional Liability Claims (continued)

A portion of our professional liability risks is insured through our insurance subsidiary. Subject, in most cases, to a $15 million per occurrence self-insured retention, our facilities are insured by our insurance subsidiary for losses up to $75 million per occurrence. The insurance subsidiary has obtained reinsurance for professional liability risks generally above a retention level of either $25 million or $35 million per occurrence, depending on the jurisdiction for the related claim. We also maintain professional liability insurance with unrelated commercial carriers for losses in excess of amounts insured by our insurance subsidiary.
The obligations covered by reinsurance and excess insurance contracts are included in the reserves for professional liability risks, as we remain liable to the extent the reinsurers and excess insurance carriers do not meet their obligations under the reinsurance and excess insurance contracts. The amounts receivable under the reinsurance contracts were $48 million and $44 million at December 31, 2022 and 2021, respectively, recorded in “other assets,” and $12 million and $11 million at December 31, 2022 and 2021, respectively, recorded in “other current assets.”
Financial Instruments
Derivative financial instruments have been employed to manage risks, including interest rate exposures, and have not been used for trading or speculative purposes. Changes in the fair value of derivatives are recognized periodically either in earnings or in stockholders’ equity, as a component of other comprehensive income, depending on whether the derivative financial instrument qualifies for hedge accounting, and if so, whether it qualifies as a fair value hedge or a cash flow hedge. Gains and losses on derivatives designated as cash flow hedges, to the extent they are effective, are recorded in other comprehensive income, and subsequently reclassified to earnings to offset the impact of the hedged items when they occur. The net interest paid or received on interest rate swaps is recognized as interest expense.
Noncontrolling Interests in Consolidated Entities
The consolidated financial statements include all assets, liabilities, revenues and expenses of less than 100% owned entities that we control. Accordingly, we have recorded noncontrolling interests in the earnings and equity of such entities.
NOTE 2 — SHARE-BASED COMPENSATION
Stock Incentive Plans
Our stock incentive plans are designed to promote the long-term financial interests and growth of the Company by attracting and retaining management and other personnel, motivating them to achieve long range goals and aligning their interests with those of our stockholders. Stock appreciation right (“SARs”) and restricted share unit (“RSUs”) grants vest solely based upon continued employment over a specific period of time, and performance share unit (“PSUs”) grants vest based upon both continued employment over a specific period of time and the achievement of predetermined financial targets over a specific period of time. At December 31, 2022 there were 13.826 million shares available for future grants.
Employee Stock Purchase Plan
Our employee stock purchase plan (“ESPP”) provides our participating employees an opportunity to obtain shares of our common stock at a discount (through payroll deductions over three-month periods). At December 31, 2022, 4.436 million shares of common stock were reserved for ESPP issuances. During 2022, 2021 and 2020, the Company recognized $16 million, $15 million and $13 million, respectively, of compensation expense related to the ESPP.

HCA HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 — SHARE-BASED COMPENSATION (continued)

SAR, RSU and PSU Activity
The fair value of each SAR award is estimated on the grant date, using valuation models and the weighted average assumptions indicated in the following table. Awards under our stock incentive plans generally vest based on continued employment (“Time SARs” and “RSUs”) or based upon continued employment and the achievement of certain financial targets (“Performance SARs” and “PSUs”). PSUs have a three-year cumulative earnings per share target, and the number of PSUs earned can vary from zero (for actual performance of less than 90% of target) to two times the original PSU grant (for actual performance of 110% or more of target). Each grant is valued as a single award with an expected term equal to the average expected term of the component vesting tranches. The expected term of the share-based award is limited by the contractual term. We use historical exercise behavior data and other factors to estimate the expected term of the SARs.
Compensation cost is recognized on the straight-line attribution method. The straight-line attribution method requires that total compensation expense recognized must at least equal the vested portion of the grant-date fair value. The expected volatility is derived using historical stock price information for our common stock and the volatility implied by the trading of options to purchase our stock on open-market exchanges. The risk-free interest rate is the approximate yield on United States Treasury Strips having a life equal to the expected share-based award life on the date of grant. The expected life is an estimate of the number of years a share-based award will be held before it is exercised. The expected dividend yield is estimated based on the assumption that the dividend yield at date of grant will be maintained over the expected life of the grant.

	2022	2021	2020
Risk-free interest rate	1.64%	0.68%	1.44%
Expected volatility	34%	36%	27%
Expected life, in years	5.11	6.17	6.15
Expected dividend yield	0.95%	1.10%	1.19%
Information regarding Time SARs and Performance SARs activity during 2022, 2021 and 2020 is summarized below (share amounts in thousands):

	Time SARs	Performance SARs	Total SARs	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (dollars in millions)
SARs outstanding, December 31, 2019	9,050	2,144	11,194	$71.79
Granted	1,120	—	1,120	144.47
Exercised	(2,159)	(1,325)	(3,484)	44.07
Cancelled	(175)	—	(175)	111.69

SARs outstanding, December 31, 2020	7,836	819	8,655	91.53
Granted	877	—	877	174.98
Exercised	(2,443)	(533)	(2,976)	67.57
Cancelled	(108)	—	(108)	138.32

SARs outstanding, December 31, 2021	6,162	286	6,448	113.15
Granted	570	—	570	236.00
Exercised	(660)	(159)	(819)	90.84
Cancelled	(112)	—	(112)	182.87

SARs outstanding, December 31, 2022	5,960	127	6,087	$126.38	5.7 years	$691

SARs exercisable, December 31, 2022	4,022	127	4,149	$102.20	4.7 years	$572

HCA HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 — SHARE-BASED COMPENSATION (continued)

SAR, RSU and PSU Activity (continued)
The weighted average fair values of SARs granted during
2022
,
2021
and
2020
were $
69.55
, $
54.57
and $
35.98
per share, respectively. The intrinsic values of SARs exercised during
2022
,
2021
and
2020
were $
115
 million, $
404
 million and $
328
 million, respectively. As of December
31
,
2022
, the unrecognized compensation cost related to nonvested SARs was $
40
 million.
Information regarding RSUs and PSUs activity during
2022
,
2021
and
2020
is summarized below (share amounts in thousands):

	RSUs	PSUs	Total RSUs and PSUs	Weighted Average Grant Date Fair Value
RSUs and PSUs outstanding, December 31, 2019	2,620	3,035	5,655	$105.23
Granted	1,048	808	1,856	144.17
Performance adjustment	—	206	206	81.89
Vested	(1,030)	(1,364)	(2,394)	88.63
Cancelled	(162)	(93)	(255)	124.50

RSUs and PSUs outstanding, December 31, 2020	2,476	2,592	5,068	125.40
Granted	899	689	1,588	174.34
Performance adjustment	—	684	684	102.02
Vested	(992)	(1,772)	(2,764)	106.62
Cancelled	(192)	(110)	(302)	149.07

RSUs and PSUs outstanding, December 31, 2021	2,191	2,083	4,274	150.32
Granted	611	455	1,066	235.71
Performance adjustment	—	699	699	138.45
Vested	(878)	(1,399)	(2,277)	138.41
Cancelled	(140)	(123)	(263)	183.86

RSUs and PSUs outstanding, December 31, 2022	1,784	1,715	3,499	$179.18

The fair values of RSUs and PSUs that vested during 2022, 2021 and 2020 were $550 million, $475 million and $349 million, respectively. As of December 31, 2022, the unrecognized compensation cost related to RSUs and PSUs was $324 million.
NOTE 3 — ACQUISITIONS AND DISPOSITION
S
During 2022, we paid $224 million to acquire nonhospital health care entities (noncontrolling interests of $72 million were recorded). During 2021, we paid $67 million to acquire two hospital facilities, one in southern Georgia and one in Tennessee, $594 million to acquire a network of urgent care centers in Florida and $114 million to acquire other nonhospital health care entities (noncontrolling interests of $117 million were recorded). We also paid $330 million and assumed certain liabilities to acquire an 80% interest (noncontrolling interests of $100 million were recorded) in a venture providing post-acute care services (home health and hospice). During 2020, we paid $568 million to acquire a hospital in New Hampshire and other nonhospital health care entities. Purchase price amounts have been allocated to the related assets acquired and liabilities assumed based upon their respective fair values. The purchase price paid in excess of the fair value of identifiable net assets of these acquired entities aggregated $262 million, $1.002 billion and $279 million in 2022, 2021 and 2020, respectively. The consolidated financial statements include the accounts and operations of the acquired entities subsequent to the respective acquisition dates. The pro forma effects of these acquired entities on our results of operations for periods prior to the respective acquisition dates were not significant.

HCA HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3 — ACQUISITIONS AND DISPOSITIONS (continued)

During 2022, we received proceeds of $326 million and recognized a pretax gain of $274 million ($200 million after tax) related to sales of real estate and other health care entity investments. We also received proceeds of $911 million and recognized a pretax gain of $1.027 billion ($527 million after tax and amounts attributable to noncontrolling interests) related to the sale of a controlling interest in a subsidiary of our group purchasing organization. During 2021, we received proceeds of $1.502 billion and recognized a pretax gain of $1.226 billion ($920 million after tax) related to the sales of five hospital facilities in Georgia, comprised of three facilities from our northern Georgia market and two facilities from our southern Georgia market. We also received proceeds of $658 million and recognized a pretax gain of $394 million ($294 million after tax) related to sales of other health care entity investments and real estate. During 2020, we received proceeds of $68 million and recognized a pretax loss of $7 million ($9 million after tax) related to the sale of a hospital facility from our Mississippi market and sales of real estate and other investments.
NOTE 4 — INCOME TAXES
The provision for income taxes consists of the following (dollars in millions):

	2022	2021	2020
Current:
Federal	$1,222	$1,769	$1,021
State	206	311	126
Foreign	18	15	5
Deferred:
Federal	261	24	(73)
State	27	(18)	(39)
Foreign	12	11	3

	$1,746	$2,112	$1,043

Our provision for income taxes for the years ended December 31, 2022, 2021 and 2020 included tax benefits of $77 million, $119 million and $92 million, respectively, related to the settlement of employee equity awards. Our foreign pretax income was $66 million, $64 million and $9 million for the years ended December 31, 2022, 2021 and 2020, respectively.
A reconciliation of the federal statutory rate to the effective income tax rate follows:

	2022	2021	2020
Federal statutory rate	21.0%	21.0%	21.0%
State income taxes, net of federal tax benefit	2.3	2.0	1.9
Change in liability for uncertain tax positions	0.7	0.7	(0.2)
Tax benefit from settlements of employee equity awards	(0.9)	(1.2)	(1.8)
Other items, net	0.5	0.8	0.8

Effective income tax rate on income attributable to HCA Healthcare, Inc.	23.6	23.3	21.7
Income attributable to noncontrolling interests from consolidated partnerships	(3.3)	(1.8)	(2.5)

Effective income tax rate on income before income taxes	20.3%	21.5%	19.2%

HCA HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4 — INCOME TAXES (continued)

A summary of the items comprising our deferred tax assets and liabilities at December 31 follows (dollars in millions):

	2022		2021
	Assets	Liabilities	Assets	Liabilities
Depreciation and fixed asset basis differences	$—	$938	$—	$737
Allowances for professional liability and other risks	430		426	—
Accounts receivable	368		348	—
Compensation	402		502	—
Right-of-use lease assets and obligations	451	438	428	419
Other	536	698	499	652

	$2,187	$2,074	$2,203	$1,808

At December 31, 2022, federal and state net operating loss carryforwards (expiring in years 2025 through 2039) available to offset future taxable income approximated $28 million and $193 million, respectively. Utilization of net operating loss carryforwards in any one year may be limited.
The following table summarizes the activity related to our gross unrecognized tax benefits, excluding accrued interest of $129 million and $99 million as of December 31, 2022 and 2021, respectively (dollars in millions):

	2022	2021
Balance at January 1	$576	$469
Additions based on tax positions related to the current year	25	57
Additions for tax positions of prior years	50	66
Reductions for tax positions of prior years	(4)	(6)
Settlements	(1)	(3)
Lapse of applicable statutes of limitations	(7)	(7)

Balance at December 31	$639	$576

Unrecognized tax benefits of $278 million as of December 31, 2022 ($217 million as of December 31, 2021) would affect the effective rate, if recognized.
The Internal Revenue Service (“IRS”) was conducting an examination of the Company’s 2016, 2017 and 2018 federal income tax returns and the 2019 return for one affiliated partnership at December 31, 2022. We are also subject to examination by state and foreign taxing authorities. Depending on the resolution of any federal, state and foreign tax disputes, the completion of examinations by federal, state or foreign taxing authorities, or the expiration of statutes of limitation for specific taxing jurisdictions, we believe it is reasonably possible that our liability for unrecognized tax benefits may significantly increase or decrease within the next 12 months. However, we are currently unable to estimate the range of any possible change.

HCA HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5 — EARNINGS PER SHARE
We compute basic earnings per share using the weighted average number of common shares outstanding. We compute diluted earnings per share using the weighted average number of common shares outstanding plus the dilutive effect of outstanding SARs, RSUs and PSUs, computed using the treasury stock method. During 2022, 2021 and 2020, we repurchased 30.747 million shares, 37.812 million shares and 3.287 million shares, respectively, of our common stock. The following table sets forth the computations of basic and diluted earnings per share for the years ended December 31, 2022, 2021 and 2020 (dollars and shares in millions, except per share amounts):

	2022	2021	2020
Net income attributable to HCA Healthcare, Inc.	$5,643	$6,956	$3,754

Weighted average common shares outstanding	290.348	323.315	338.274
Effect of dilutive incremental shares	4.318	5.437	5.331

Shares used for diluted earnings per share	294.666	328.752	343.605

Earnings per share:
Basic earnings per share	$19.43	$21.52	$11.10
Diluted earnings per share	$19.15	$21.16	$10.93
NOTE 6 — INVESTMENTS OF INSURANCE SUBSIDIARIES
A summary of the insurance subsidiaries’ investments at December 31 follows (dollars in millions):

	2022
		Unrealized Amounts
	Amortized Cost	Gains	Losses	Fair Value
Debt securities	$415	$—	$(38)	$377
Money market funds and other	96	—	—	96

	$511	$—	$(38)	473

Amounts classified as current assets				(92)

Investment carrying value				$381

	2021
		Unrealized Amounts
	Amortized Cost	Gains	Losses	Fair Value
Debt securities	$400	$18	$(2)	$416
Money market funds and other	125	—	—	125

	$525	$18	$(2)	541

Amounts classified as current assets				(103)

Investment carrying value				$438

At December 31, 2022 and 2021, the investments in debt securities of our insurance subsidiaries were classified as
“available-for-sale.”
Changes in unrealized gains and losses are recorded as adjustments to other comprehensive income (loss).

HCA HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6 — INVESTMENTS OF INSURANCE SUBSIDIARIES (continued)

Scheduled maturities of investments in debt securities at December 31, 2022 were as follows (dollars in millions):

	Amortized Cost	Fair Value
Due in one year or less	$31	$31
Due after one year through five years	121	116
Due after five years through ten years	185	161
Due after ten years	78	69

	$415	$377

The average expected maturity of the investments in debt securities at December 31, 2022 was 5.3 years, compared to the average scheduled maturity of 8.6 years. Expected and scheduled maturities may differ because the issuers of certain securities have the right to call, prepay or otherwise redeem such obligations prior to their scheduled maturity date.
NOTE 7 — ASSETS AND LIABILITIES MEASURED AT FAIR VALUE
Accounting Standards Codification 820,
Fair Value Measurements and Disclosures
(“ASC 820”) emphasizes fair value is a market-based measurement, and fair value measurements should be determined based on the assumptions market participants would use in pricing assets or liabilities. ASC 820 utilizes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment.
The investments of our insurance subsidiaries are generally classified within Level 1 or Level 2 of the fair value hierarchy because they are valued using quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency.
The following tables summarize our assets and liabilities measured at fair value on a recurring basis as of December 31, 2022 and 2021, aggregated by the level in the fair value hierarchy within which those measurements fall (dollars in millions):

	2022
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Investments of insurance subsidiaries:
Debt securities	$377	$—	$377	$—
Money market funds and other	96	96	—	—

Investments of insurance subsidiaries	473	96	377	—
Less amounts classified as current assets	(92)	(92)	—	—

	$381	$4	$377	$—

HCA HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7 — ASSETS AND LIABILITIES MEASURED AT FAIR VALUE (continued)

	2021
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Investments of insurance subsidiaries:
Debt securities	$416	$—	$416	$—
Money market funds and other	125	125	—	—

Investments of insurance subsidiaries	541	125	416	—
Less amounts classified as current assets	(103)	(103)	—	—

	$438	$22	$416	$—

Liabilities:
Interest rate swap (Other accrued expenses)	$8	$—	$8	$—
The estimated fair value of our long-term debt was $35.555 billion and $38.541 billion at December 31, 2022 and 2021, respectively, compared to carrying amounts, excluding debt issuance costs and discounts, aggregating $38.385 billion and $34.827 billion, respectively. The estimates of fair value are generally based upon the quoted market prices or quoted market prices for similar issues of long-term debt with the same maturities.
NOTE 8 — LONG-TERM DEBT
A summary of long-term debt at December 31, including related interest rates at December 31, 2022, follows (dollars in millions):

	2022	2021
Senior secured asset-based revolving credit facility (effective interest rate of 5.6%)	$2,900	$2,780
Senior secured revolving credit facility	—	—
Senior secured term loan facilities (effective interest rate of 5.9%)	1,880	1,960
Senior secured notes	—	16,200
Other senior secured debt (effective interest rate of 3.9%)	953	935

Senior secured debt	5,733	21,875
Senior unsecured notes (effective interest rate of 4.9%)	32,652	12,952
Debt issuance costs and discounts	(301)	(248)

Total debt (average life of 9.6 years, rates averaging 5.0%)	38,084	34,579
Less amounts due within one year	370	237

	$37,714	$34,342

During 2022, we issued $6.000 billion aggregate principal amount of senior notes comprised of (i) $1.000 billion aggregate principal amount of 3 1/8% senior notes due 2027, (ii) $500 million aggregate principal amount of 3 3/8% senior notes due 2029, (iii) $2.000 billion aggregate principal amount of 3 5/8% senior notes due 2032, (iv) $500 million aggregate principal amount of 4 3/8% senior notes due 2042 and (v) $2.000 billion aggregate principal amount of 4 5/8% senior notes due 2052. We used a portion of the net proceeds to pay down our revolving credit facilities, and we redeemed all $1.250 billion outstanding aggregate principal amount of our 4.75% senior notes due 2023 and all $1.250 billion outstanding aggregate principal amount of our 5.875% senior notes due 2023. The pretax loss on retirement of debt for these two redemptions was $78 million.
Also during 2022, Standard & Poor’s Rating Services (“S&P”) announced it had issued an investment grade rating with respect to the issuer credit rating of HCA Healthcare, Inc. and its subsidiaries. S&P’s announcement, in conjunction with the Moody’s Investors Service, Inc. upgrade in 2021, permitted the permanent release of the subsidiary guarantees and all collateral securing our senior secured notes. As a result of these releases, our senior secured notes are now classified as senior unsecured notes. The subsidiary guarantees and collateral securing our senior secured credit facilities are not affected.

HCA HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8 — LONG-TERM DEBT (continued)

Senior Secured Credit Facilities And Other Senior Secured Debt
We have entered into the following senior secured credit facilities: (i) a $4.500 billion asset-based revolving credit facility maturing on June 30, 2026 with a borrowing base of 85% of eligible accounts receivable, subject to customary reserves and eligibility criteria ($2.900 billion outstanding at December 31, 2022) (the “ABL credit facility”); (ii) a $2.000 billion senior secured revolving credit facility maturing on June 30, 2026 (none outstanding at December 31, 2022 without giving effect to certain outstanding letters of credit); (iii) a $1.388 billion senior secured term loan A facility maturing on June 30, 2026; and (iv) a $492 million senior secured term loan B facility maturing on June 30, 2028. We refer to the facilities described under (ii) through (iv) above, collectively, as the “cash flow credit facility” and, together with the ABL credit facility, the “senior secured credit facilities.” Finance leases and other secured debt totaled $953 million at December 31, 2022. Effective in January 2023, availability under our senior secured revolving credit facility was increased by $1.500 billion to total $3.500 billion, the senior secured term loan B facility was fully retired and certain administrative updates were made to our credit agreements.
Borrowings under the senior secured credit facilities bear interest at a rate equal to, at our option, either (a) a base rate determined by reference to the higher of (1) the federal funds rate plus 0.50% or (2) the prime rate of Bank of America or (b) a reference rate (LIBOR historically and the Secured Overnight Financing Rate (SOFR) beginning January 4, 2023) for the relevant interest period, plus, in each case, an applicable margin. The applicable margin for borrowings under the senior secured credit facilities may be reduced subject to attaining certain leverage ratios.
The senior secured credit facilities contain a number of covenants that restrict, subject to certain exceptions, our (and some or all of our subsidiaries’) ability to incur additional indebtedness, repay subordinated indebtedness, create liens on assets, sell assets, make investments, loans or advances, engage in certain transactions with affiliates, pay dividends and distributions, and enter into sale and leaseback transactions. In addition, we are required to satisfy and maintain a maximum total leverage ratio covenant under the cash flow credit facility and, in certain situations under the ABL credit facility, a minimum interest coverage ratio covenant.
Senior Unsecured Notes
Senior unsecured notes consist of (i) $31.791 billion aggregate principal amount of senior notes with maturities ranging from 2024 to 2052; (ii) an aggregate principal amount of $125 million medium-term notes maturing 2025; and (iii) an aggregate principal amount of $736 million debentures with maturities ranging from 2023 to 2095.
General Debt Information
The senior secured credit facilities are fully and unconditionally guaranteed by substantially all existing and future, direct and indirect, 100% owned material domestic subsidiaries that are “Unrestricted Subsidiaries” under our Indenture (the “1993 Indenture”) dated December 16, 1993 (except for certain special purpose subsidiaries that only guarantee and pledge their assets under our ABL credit facility).
All obligations under the ABL credit facility, and the guarantees of those obligations, are secured, subject to permitted liens and other exceptions, by a first-priority lien on substantially all of the receivables of the borrowers and each guarantor under such ABL credit facility (the “Receivables Collateral”).
All obligations under the cash flow credit facility and the guarantees of such obligations are secured, subject to permitted liens and other exceptions, by:

•	a first-priority lien on the capital stock owned by HCA Inc., or by any guarantor, in each of their respective first-tier subsidiaries;

•
a first-priority lien on substantially all present and future assets of HCA Inc. and of each guarantor other than (i) “Principal Properties” (as defined in the 1993 Indenture), (ii) certain other real properties and (iii) deposit accounts, other bank or securities accounts, cash, leaseholds, motor-vehicles and certain other exceptions; and

•	a second-priority lien on certain of the Receivables Collateral.
Maturities of long-term debt in years 2024 through 2027 are $2.382 billion, $4.656 billion, $5.316 billion and $2.396 billion, respectively.

HCA HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9 — LEASES
We lease property and equipment under finance and operating leases. For leases with terms greater than 12 months, we record the related assets and obligations at the present value of lease payments over the term. Many of our leases include rental escalation clauses and renewal options that are factored into our determination of lease payments, when appropriate. We do not separate lease and nonlease components of contracts. Generally, we use our estimated incremental borrowing rate to discount the lease payments, as most of our leases do not provide a readily determinable implicit interest rate.
The following table presents our lease-related assets and liabilities at December 31, 2022 and 2021 (dollars in millions):

	Balance Sheet Classification	2022	2021
Assets:
Operating leases	Right-of-use operating lease assets	$2,065	$2,113
Finance leases	Property and equipment	587	637

Total lease assets		$2,652	$2,750

Liabilities:
Current:
Operating leases	Other accrued expenses	$364	$392
Finance leases	Long-term debt due within one year	131	143
Noncurrent:
Operating leases	Right-of-use operating lease obligations	1,752	1,755
Finance leases	Long-term debt	579	577

Total lease liabilities		$2,826	$2,867

Weighted-average remaining term:
Operating leases		10.1 years	10.2 years
Finance leases		9.5 years	10.4 years
Weighted-average discount rate:
Operating leases		4.4%	4.4%
Finance leases		4.5%	4.4%
The following table presents certain information related to expenses for finance and operating leases for the years ended December 31, 2022, 2021 and 2020 (dollars in millions):

	2022	2021	2020
Finance lease expense:
Depreciation and amortization	$163	$135	$106
Interest	29	29	31
Operating leases(1)	484	478	447
Short-term lease expense(1)	329	354	322
Variable lease expense(1)	163	157	154

	$1,168	$1,153	$1,060

(1)	Expenses are included in “other operating expenses” in our consolidated income statements.
The following table presents supplemental cash flow information for the years ended December 31, 2022, 2021 and 2020 (dollars in millions):

	2022	2021	2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$473	$474	$445
Operating cash flows for finance leases	29	29	31
Financing cash flows for finance leases	124	123	86

HCA HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9 — LEASES (continued)

Maturities of Lease Liabilities
The following table reconciles the undiscounted minimum lease payment amounts to the operating and finance lease liabilities recorded on the balance sheet at December 31, 2022 and 2021 (dollars in millions):

	2022		2021
	Operating Leases	Finance Leases	Operating Leases	Finance Leases
Year 1	$436	$156	$438	$165
Year 2	380	164	378	126
Year 3	320	125	320	132
Year 4	269	89	267	98
Year 5	222	39	219	70
Thereafter	1,122	359	1,148	350

Total minimum lease payments	2,749	932	2,770	941
Less: amount of lease payments representing interest	(633)	(222)	(623)	(221)

Present value of future minimum lease payments	2,116	710	2,147	720
Less: current lease obligations	(364)	(131)	(392)	(143)

Long-term lease obligations	$1,752	$579	$1,755	$577

NOTE 10 — CONTINGENCIES
We operate in a highly regulated and litigious industry. As a result, various lawsuits, claims and legal and regulatory proceedings have been and can be expected to be instituted or asserted against us. We are also subject to claims and suits arising in the ordinary course of business, including claims for personal injuries or wrongful restriction of, or interference with, physicians’ staff privileges. In certain of these actions the claimants may seek punitive damages against us, which may not be covered by insurance. We are also subject to claims by various taxing authorities for additional taxes and related interest and penalties. The resolution of any such lawsuits, claims or legal and regulatory proceedings could have a material, adverse effect on our results of operations, financial position or liquidity.
Government Investigations, Claims and Litigation
Health care companies are subject to numerous investigations by various governmental agencies. Under the federal False Claims Act (“FCA”), private parties have the right to bring qui tam
, or “whistleblower,” suits against companies that submit false claims for payments to, or improperly retain overpayments from, the government. Some states have adopted similar state whistleblower and false claims provisions. Certain of our individual facilities have received, and from time to time, other facilities may receive, government inquiries from, and may be subject to investigation by, federal and state agencies. Depending on whether the underlying conduct in these or future inquiries or investigations could be considered systemic, their resolution could have a material, adverse effect on our results of operations, financial position or liquidity.
Texas operates a state Medicaid program pursuant to a waiver from the Centers for Medicare & Medicaid Services under Section 1115 of the Social Security Act (“Program”). The Program includes uncompensated-care pools; payments from these pools are intended to defray the uncompensated costs of services provided by our and other hospitals to Medicaid eligible or uninsured individuals. Separately, we and other hospitals provide charity care services in several communities in the state. In 2018, the Civil Division of the U.S. Department of Justice and the U.S. Attorney’s Office for the Southern District of Texas requested information about whether the Program, as operated in Harris County, complied with the laws and regulations applicable to provider related donations, and the Company cooperated with that request. On May 21, 2019, a qui tam
lawsuit asserting violations of the FCA and the Texas Medicaid Fraud Prevention Act related to the Program, as operated in Harris County, was unsealed by the U.S. District Court for the Southern District of Texas. Both the federal and state governments declined to intervene in the qui tam
lawsuit. The Company believes that our participation is and has been consistent with the requirements of the Program and is vigorously defending against the lawsuit being pursued by the relator. We cannot predict what effect, if any, the qui tam
lawsuit could have on the Company.

HCA HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11 — CAPITAL STOCK
The amended and restated certificate of incorporation authorizes the Company to issue up to 1,800,000,000 shares of common stock, and our amended and restated
by-laws
set the number of directors constituting the board of directors of the Company at not less than three members, the exact number to be determined from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.
Share Repurchase Transactions
During January 2023, January 2022 and February 2021, our Board of Directors authorized share repurchase programs for up to $3 billion, $8 billion and $6 billion, respectively, of the Company’s outstanding common stock. During January 2020 and January 2019, our Board of Directors authorized share repurchase programs for up to $4 billion ($2 billion for each authorization) of our outstanding common stock.
During 2022, we repurchased 30.747 million shares of our common stock at an average price of $227.67 per share through market purchases pursuant to the February 2021 authorization (which was completed during 2022) and the January 2022 authorization. At December 31, 2022, we had $1.586 billion of repurchase authorization available under the January 2022 authorization. During 2021, we repurchased 37.812 million shares of our common stock at an average price of $217.25 per share through market purchases pursuant to each of the $2 billion share repurchase programs authorized during January 2019 and January 2020 (which were completed during 2021) and the $6 billion share repurchase program authorized during February 2021. During 2020, we repurchased 3.287 million shares of our common stock at an average price of $134.18 per share through market purchases pursuant to the $2 billion share repurchase program authorized during January 2019.
NOTE 12 — EMPLOYEE BENEFIT PLANS
We maintain defined contribution benefit plans that are available to employees who meet certain minimum requirements. The plans require that we match specified percentages of participant contributions up to certain maximum levels (generally, 100% of the first 3% to 9%, depending upon years of vesting service, of compensation deferred by participants). Benefits expense under these plans totaled $606 million for 2022, $560 million for 2021 and $552 million for 2020. Our matching contributions are funded during the year following the participant contributions.
We maintain the noncontributory, nonqualified Restoration Plan to provide retirement benefits for eligible employees. Eligibility for the Restoration Plan is based upon earning eligible compensation in excess of a base amount and attaining 1,000 or more hours of service during the plan year. Company credits to participants’ hypothetical account balances (the Restoration Plan is not funded) depend upon participants’ compensation, years of vesting service, hypothetical investment returns (gains or losses) and certain IRS limitations. Benefits expense under this plan was a $27 million credit for 2022, $38 million expense for 2021 and $35 million expense for 2020. Accrued benefits liabilities under this plan totaled $210 million at December 31, 2022 and $258 million at December 31, 2021.
We maintain a Supplemental Executive Retirement Plan (“SERP”) for certain executives (the SERP is not funded). The plan is designed to ensure that upon retirement the participant receives the value of a prescribed life annuity from the combination of the SERP and our other benefit plans. Benefits expense under the plan was $22 million for 2022, $22 million for 2021 and $24 million for 2020. Accrued benefits liabilities under this plan totaled $137 million at December 31, 2022 and $201 million at December 31, 2021.
We maintain defined benefit pension plans which resulted from certain hospital acquisitions in prior years. Benefits expense under these plans was an $11 million credit for 2022, $4 million expense for 2021, and $8 million expense for 2020. Accrued benefits under these plans totaled $9 million of assets at December 31, 2022 and $9 million of liabilities at December 31, 2021.

HCA HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13 — SEGMENT AND GEOGRAPHIC INFORMATION
We operate in one line of business, which is operating hospitals and related health care entities. At December 31, 2022, we operated in two geographically organized groups: the National and American Groups. Effective January 1, 2023, we reorganized our operations into three geographically organized groups: the National, American and Atlantic Groups. The National Group includes our hospitals located in Alaska, California, Idaho, Indiana, Kentucky, Nevada, New Hampshire, North Carolina, Tennessee, Utah and Virginia, the American Group includes our hospitals located in Colorado, Central Kansas, Louisiana and Texas, and the Atlantic Group includes our hospitals located in Florida, Georgia, Northern Kansas, Missouri and South Carolina. The hospitals we operate in England remain in the Corporate and other group.
Adjusted segment EBITDA is defined as income before depreciation and amortization, interest expense, losses and gains on sales of facilities, losses on retirement of debt, income taxes and net income attributable to noncontrolling interests. We use adjusted segment EBITDA as an analytical indicator for purposes of allocating resources to geographic areas and assessing their performance. Adjusted segment EBITDA is commonly used as an analytical indicator within the health care industry, and also serves as a measure of leverage capacity and debt service ability. Adjusted segment EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from adjusted segment EBITDA are significant components in understanding and assessing financial performance. Because adjusted segment EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, adjusted segment EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. The geographic distributions of our revenues, equity in earnings of affiliates, adjusted segment EBITDA, depreciation and amortization, assets and goodwill and other intangible assets are summarized in the following table (dollars in millions) and represent the operating segments under the January 1, 2023 reorganized segment structure:

	For the Year Ended December 31,
	2022	2021	2020
Revenues:
National Group	$16,767	$16,329	$14,428
Atlantic Group	19,324	19,098	16,199
American Group	20,858	19,636	17,479
Corporate and other	3,284	3,689	3,427

	$60,233	$58,752	$51,533

Equity in earnings of affiliates:
National Group	$(1)	$(33)	$(28)
Atlantic Group	(3)	(2)	(2)
American Group	(43)	(50)	(40)
Corporate and other	2	(28)	16

	$(45)	$(113)	$(54)

Adjusted segment EBITDA:
National Group	$3,616	$4,202	$3,243
Atlantic Group	3,881	4,218	3,405
American Group	5,102	4,836	4,061
Corporate and other	(532)	(612)	(672)

	$12,067	$12,644	$10,037

Depreciation and amortization:
National Group	$801	$754	$686
Atlantic Group	921	848	764
American Group	937	897	873
Corporate and other	310	354	398

	$2,969	$2,853	$2,721

HCA HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13 — SEGMENT AND GEOGRAPHIC INFORMATION (continued)

	For the Year Ended December 31,
	2022	2021	2020
Adjusted segment EBITDA	$12,067	$12,644	$10,037
Depreciation and amortization	2,969	2,853	2,721
Interest expense	1,741	1,566	1,584
Losses (gains) on sales of facilities	(1,301)	(1,620)	7
Losses on retirement of debt	78	12	295

Income before income taxes	$8,580	$9,833	$5,430

	December 31,
	2022	2021	2020
Assets:
National Group	$11,793	$11,236	$10,605
Atlantic Group	15,092	13,944	11,909
American Group	17,934	17,224	16,082
Corporate and other	7,619	8,338	8,894

	$52,438	$50,742	$47,490

	National Group	Atlantic Group	American Group	Corporate and Other	Total
Goodwill and other intangible assets:
Balance at December 31, 2019	$1,062	$1,366	$4,970	$871	$8,269
Acquisitions	29	9	27	279	344
Foreign currency translation, amortization and other	(2)	—	(1)	(32)	(35)

Balance at December 31, 2020	1,089	1,375	4,996	1,118	8,578
Acquisitions	126	610	66	260	1,062
Foreign currency translation, amortization and other	(3)	(15)	—	(82)	(100)

Balance at December 31, 2021	1,212	1,970	5,062	1,296	9,540
Acquisitions	75	90	90	7	262
Foreign currency translation, amortization and other	(43)	(3)	—	(103)	(149)

Balance at December 31, 2022	$1,244	$2,057	$5,152	$1,200	$9,653

HCA HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14 — OTHER COMPREHENSIVE LOSS
The components of accumulated other comprehensive loss are as follows (dollars in millions):

	Unrealized Gains (Losses) on Available- for-Sale Securities	Foreign Currency Translation Adjustments	Defined Benefit Plans	Change in Fair Value of Derivative Instruments	Total
Balances at December 31, 2019	$14	$(283)	$(187)	$(4)	$(460)
Unrealized gains on available-for-sale securities, net of $3 of income taxes	11				11
Foreign currency translation adjustments, net of $6 of income taxes		12			12
Defined benefit plans, net of $16 income tax benefit			(55)		(55)
Change in fair value of derivative instruments, net of $15 income tax benefit				(51)	(51)
Expense reclassified into operations from other comprehensive income, net of $6 and $5 of income tax benefits, respectively			22	19	41

Balances at December 31, 2020	25	(271)	(220)	(36)	(502)
Unrealized losses on available-for-sale securities, net of $3 income tax benefit	(13)				(13)
Foreign currency translation adjustments, net of $2 income tax benefit		(7)			(7)
Defined benefit plans, net of $20 of income taxes			67		67
Change in fair value of derivative instruments				1	1
Expense reclassified into operations from other comprehensive income, net of $7 and $8 income tax benefits, respectively			21	29	50

Balances at December 31, 2021	12	(278)	(132)	(6)	(404)
Unrealized losses on available-for-sale securities, net of $12 income tax benefit	(43)				(43)
Foreign currency translation adjustments, net of $16 income tax benefit		(95)			(95)
Defined benefit plans, net of $11 of income taxes			38		38
Change in fair value of derivative instruments, net of $1 of income taxes				5	5
Expense reclassified into operations from other comprehensive income, net of none, $2 and $1 income tax benefits, respectively	1		7	1	9

Balances at December 31, 2022	$(30)	$(373)	$(87)	$—	$(490)

NOTE 15 — ACCRUED EXPENSES
A summary of other accrued expenses at December 31 follows (dollars in millions):

	2022	2021
Professional liability risks	$515	$508
Defined contribution benefit plans	612	549
Right-of-use operating leases	364	392
Taxes other than income	371	361
Interest	402	353
Government stimulus refund liability	81	79
Other	1,236	1,080

	$3,581	$3,322